Exhibit 99.1

February 20, 2011	Analyst Contact:	Andrew Ziola
918-588-7163
	Media Contact:	Brad Borror
918-588-7582

ONEOK Partners Announces Higher
Fourth-quarter and Full-year 2011 Financial Results;
Increases 2012 Earnings Guidance

Net Income More than Doubles in the Quarter;
Led by Significantly Higher Natural Gas Liquids Operating Results

TULSA, Okla. – Feb. 20, 2012 – ONEOK Partners, L.P. (NYSE: OKS) today announced fourth-quarter 2011 earnings of $1.26 per unit, compared with $0.54 per unit on a split-adjusted basis for the fourth quarter 2010.  Net income attributable to ONEOK Partners was $298.6 million for the fourth quarter 2011, compared with $142.3 million for the same period in 2010.

Full-year 2011 net income attributable to ONEOK Partners was $830.3 million, or $3.35 per unit, compared with $472.7 million, or $1.75 per unit on a split-adjusted basis, in 2010.  2010 results include a $16.3-million, or 8-cent-per-unit, gain on the sale of a 49-percent interest in Overland Pass Pipeline Company, LLC to Williams Partners, L.P. that was completed in September 2010.

The partnership also increased its 2012 net income guidance by more than 9 percent to a range of $810 million to $870 million, compared with the previous guidance range of $740 million to $800 million, released on Sept. 26, 2011.  The increase reflects higher anticipated earnings in the partnership's natural gas liquids segment, offset partially by lower expected earnings in the natural gas gathering and processing segment.

 The partnership's distributable cash flow (DCF) is now expected to be in the range of $925 million to $985 million, compared with the previous guidance range of $845 million to $915 million.

2012 earnings guidance includes a projected 2.5-cent-per-quarter increase in unitholder distributions, higher than the 2-cent-per-quarter increase in guidance provided in September 2011.  Actual unitholder distribution declarations are subject to ONEOK Partners board approval.

“The partnership had an exceptional year, growing volumes and benefiting from our integrated midstream natural gas and natural gas liquids assets, while developing new growth
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ONEOK Partners Announces Higher Fourth-quarter and Full-year 2011 Financial Results;
Increases 2012 Earnings Guidance

February 20, 2012

projects that now total almost $3 billion,” said John W. Gibson, chairman and chief executive officer of ONEOK Partners.

“The partnership posted exceptional results in the fourth quarter, primarily as a result of continued strong natural gas liquids price differentials and higher natural gas liquids and natural gas volume growth,” Gibson stated. “In the fourth quarter, the natural gas gathering and processing segment continued to experience higher natural gas volumes gathered and processed, driven primarily by increases in the Williston Basin where we recently completed the first of three new natural gas processing plants and related infrastructure.”

In the fourth quarter 2011, earnings before interest, taxes, depreciation and amortization (EBITDA) were $399.8 million, a 70-percent increase compared with $235.0 million in the fourth quarter 2010.  Full-year 2011 EBITDA was $1.24 billion, a 43-percent increase compared with $865.4 million in 2010.

DCF for the fourth quarter 2011 was $321.3 million, an 89-percent increase compared with $169.8 million in the fourth quarter 2010.  DCF for the full-year 2011 was $946.0 million, a 61-percent increase compared with $587.6 million in 2010.

Operating income for the fourth quarter 2011 was $317.5 million, a 99-percent increase compared with $159.7 million for the fourth quarter 2010.  For the full-year 2011, operating income was $939.5 million, a 60-percent increase compared with $586.3 million in 2010.

The increases in operating income for both the three-month and full-year 2011 periods reflect favorable natural gas liquids (NGL) price differentials, increased NGL fractionation and transportation capacity available for optimization activities, higher NGL volumes gathered and fractionated, contract renegotiations and higher isomerization and marketing margins in the natural gas liquids segment.  The natural gas gathering and processing segment benefited from higher net realized NGL and condensate prices, higher natural gas volumes processed and favorable changes in contract terms, offset partially by lower natural gas volumes gathered primarily in the Powder River Basin.

Full-year 2011 results reflect the deconsolidation of Overland Pass Pipeline Company that is included in equity earnings from investments in the natural gas liquids segment.  2010 results reflect the gain on the sale of a 49-percent ownership interest in Overland Pass Pipeline Company that was recorded in September 2010.

Operating costs were $130.7 million in the fourth quarter of 2011, compared with $111.4 million for the same period last year.  Operating costs for the full-year 2011 period were $459.4 million, compared with $403.5 million in 2010.  The increases for both the three-month and full-year 2011 periods were due primarily to higher labor and employee-related costs associated with incentive and benefit plans, which includes equity-based compensation costs; higher property
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ONEOK Partners Announces Higher Fourth-quarter and Full-year 2011 Financial Results;
Increases 2012 Earnings Guidance

February 20, 2012

taxes; and higher expenses for materials and outside services, associated primarily with scheduled maintenance at the partnership’s NGL fractionation and storage facilities.

Fourth-quarter 2011 equity earnings from investments were $33.6 million, compared with $30.7 million in the same period in 2010.  Full-year 2011 equity earnings from investments were $127.2 million, compared with $101.9 million in 2010.  The increase for the full-year 2011 period was due primarily to the partnership’s 50-percent interest in Overland Pass Pipeline included in equity earnings from investments that became effective in September 2010 and increased contracted capacity on Northern Border Pipeline, in which the partnership owns a 50-percent interest.

Capital expenditures were $401.0 million in the fourth quarter 2011, compared with $149.9 million in the same period in 2010.  Full-year 2011 capital expenditures were $1.1 billion, compared with $352.7 million in 2010.  This increase was due to growth projects in the natural gas gathering and processing and natural gas liquids segments.

> View earnings tables

2011 SUMMARY AND ADDITIONAL UPDATES:

•	Full-year 2011 operating income of $939.5 million, compared with $586.3 million in 2010;
•	Natural gas gathering and processing segment operating income of $180.6 million, compared with $153.6 million in 2010;
•	Natural gas pipelines segment operating income of $130.1 million, compared with $163.0 million in 2010;
•	Natural gas liquids segment operating income of $628.6 million, compared with $272.3 million in 2010;
•	Equity earnings from investments of $127.2 million, compared with $101.9 million in 2010;
•	Capital expenditures of $1.1 billion, compared with $352.7 million in 2010;
•
Completing a two-for-one split of the partnership’s common units and Class B units on July 12, 2011. As a result, the partnership now has 130,827,354 common units and 72,988,252 Class B units outstanding, and its minimum quarterly distribution and target distribution levels have been adjusted proportionately;

•	Having $35.1 million of cash and cash equivalents and no commercial paper or borrowings outstanding as of Dec. 31, 2011, under the partnership’s $1.2 billion revolving credit facility;
•	Entering into in August a new $1.2 billion, five-year senior unsecured revolving credit facility that expires in August 2016; and
•	Increasing the quarterly cash distribution four times, including an increase in the quarterly cash distribution to 61 cents per unit from 59.5 cents per unit, payable on Feb.
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ONEOK Partners Announces Higher Fourth-quarter and Full-year 2011 Financial Results;
Increases 2012 Earnings Guidance

February 20, 2012

14, 2012, to unitholders of record as of Jan. 31, 2012, resulting in an annualized cash distribution of $2.44 per unit.

BUSINESS-UNIT RESULTS:

Natural Gas Gathering and Processing Segment

The natural gas gathering and processing segment reported fourth-quarter 2011 operating income of $42.3 million, compared with $39.5 million for the fourth quarter 2010.

Fourth-quarter 2011 results reflect a $10.1 million increase from higher natural gas volumes processed in the Williston Basin, offset partially by lower volumes in Kansas due to natural production declines; and a $6.0 million increase from higher net realized NGL and condensate prices. These increases were offset partially by a $3.0 million decrease due to changes in contract terms and a $2.1 million decrease from lower natural gas volumes gathered as a result of continued production declines and reduced drilling activity in the Powder River Basin in Wyoming.

Operating income for the full-year 2011 period was $180.6 million, compared with $153.6 million in 2010.

Full-year 2011 results reflect a $32.6 million increase as a result of higher net realized NGL and condensate prices; a $19.4 million increase from higher natural gas volumes processed in the Williston Basin and western Oklahoma resulting from increased drilling activity, which more than offset the impact of reduced drilling activity in certain parts of Kansas, and weather-related outages in the first quarter 2011; and an $8.8 million increase due to favorable changes in contract terms. These increases were offset partially by an $8.2 million decrease from lower natural gas volumes gathered as a result of continued production declines and reduced drilling activity in the Powder River Basin in Wyoming.

The natural gas gathering and processing segment connected approximately 600 wells to its system in the Williston Basin region and the Mid-Continent in 2011, compared with approximately 300 well connections in 2010.

Operating costs in the fourth quarter 2011 were $44.1 million, compared with $38.3 million in the same period last year.  Full-year 2011 operating costs were $153.7 million, compared with $136.8 million in 2010.  The increases in operating costs for both the three-month and full-year 2011 periods were due primarily to higher labor and employee-related costs associated with incentive and benefit plans, which includes equity-based compensation costs, and higher materials and supplies expense associated with growth in the segment’s operations; offset partially by a reduction in rental costs due to the acquisition of previously leased equipment.
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ONEOK Partners Announces Higher Fourth-quarter and Full-year 2011 Financial Results;
Increases 2012 Earnings Guidance

February 20, 2012

Key Statistics: More detailed information is listed on page 20 of the tables.

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Natural gas gathered totaled 1,057 billion British thermal units per day (BBtu/d) in the fourth quarter 2011, up 1 percent compared with the same period last year due to increased drilling activity in the Williston Basin, offset partially by continued production declines in the Powder River Basin in Wyoming and certain parts of Kansas; and up 1 percent compared with the third quarter 2011;

•
Natural gas processed totaled 758 BBtu/d in the fourth quarter 2011, up 13 percent compared with the same period last year due to increased drilling activity in the Williston Basin and western Oklahoma, offset partially by natural production declines in Kansas; and up 5 percent compared with the third quarter 2011;

•
The realized composite NGL net sales price was $1.06 per gallon in the fourth quarter 2011, up 5 percent compared with the same period last year; and down 3 percent compared with the third quarter 2011;

•
The realized condensate net sales price was $85.39 per barrel in the fourth quarter 2011, up 33 percent compared with the same period last year; and down 3 percent compared with the third quarter 2011;

•
The realized residue gas net sales price was $5.08 per million British thermal units (MMBtu) in the fourth quarter 2011, down 15 percent compared with the same period last year; and down 3 percent compared with the third quarter 2011; and

•	The realized gross processing spread was $7.79 per MMBtu in the fourth quarter 2011, up 1 percent compared with the same period last year; and down 5 percent compared with the third quarter 2011.

NGL shrink, plant fuel and condensate shrink discussed in the table below refer to the Btus that are removed from natural gas through the gathering and processing operation; it does not include volumes from the partnership’s equity investments.  The following table contains operating information for the periods indicated:

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ONEOK Partners Announces Higher Fourth-quarter and Full-year 2011 Financial Results;
Increases 2012 Earnings Guidance

February 20, 2012

	Three Months Ended		Years Ended
	December 31,		December 31,
Operating Information (a)	2011	2010	2011	2010
Percent of proceeds
NGL sales (Bbl/d)	6,777	7,133	6,472	6,310
Residue gas sales (MMBtu/d)	52,338	44,573	48,198	41,813
Condensate sales (Bbl/d)	1,438	1,652	1,684	1,763
Percentage of total net margin	62%	54%	61%	54%
Fee-based
Wellhead volumes (MMBtu/d)	1,057,269	1,042,159	1,030,045	1,067,090
Average rate ($/MMBtu)	$0.35	$0.33	$0.34	$0.31
Percentage of total net margin	32%	34%	32%	35%
Keep-whole
NGL shrink (MMBtu/d) (b)	8,668	12,778	10,131	13,545
Plant fuel (MMBtu/d) (b)	837	1,676	1,104	1,648
Condensate shrink (MMBtu/d) (b)	761	1,096	1,082	1,433
Condensate sales (Bbl/d)	154	222	219	290
Percentage of total net margin	6%	12%	7%	11%
(a) - Includes volumes for consolidated entities only.
(b) - Refers to the Btus that are removed from natural gas through processing.

The natural gas gathering and processing segment is exposed to commodity-price risk as a result of receiving commodities in exchange for services.  The following tables provide hedging information in the natural gas gathering and processing segment for the periods indicated:

	Year Ending December 31, 2012
	Volumes Hedged	Average Price		Percentage Hedged
NGLs (Bbl/d) (a)	8,544	$1.24	/ gallon	72%
Condensate (Bbl/d) (a)	1,818	$2.43	/ gallon	73%
Total (Bbl/d)	10,362	$1.45	/ gallon	72%
Natural gas (MMBtu/d)	44,344	$4.13	/ MMBtu	73%
(a) - Hedged with fixed-price swaps.

	Year Ending December 31, 2013
	Volumes Hedged	Average Price		Percentage Hedged
NGLs (Bbl/d) (a)	367	$2.55	/ gallon	2%
Condensate (Bbl/d) (a)	649	$2.55	/ gallon	23%
Total (Bbl/d)	1,016	$2.55	/ gallon	4%
Natural gas (MMBtu/d)	50,137	$3.85	/ MMBtu	75%
(a) - Hedged with fixed-price swaps.
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ONEOK Partners Announces Higher Fourth-quarter and Full-year 2011 Financial Results;
Increases 2012 Earnings Guidance

February 20, 2012

Natural Gas Pipelines Segment

The natural gas pipelines segment reported fourth-quarter 2011 operating income of $29.5 million, compared with $40.9 million for the fourth quarter 2010.

Fourth-quarter 2011 results reflect a $2.3 million decrease from lower transportation margins, due primarily to narrower natural gas price location differentials, which reduced contracted transportation capacity on Midwestern Gas Transmission, and reduced interruptible transportation volumes across several of its pipelines.

Operating income for the full year 2011 was $130.1 million, compared with $163.0 million in 2010.

Full-year 2011 results reflect a $12.5 million decrease from lower transportation margins, primarily due to narrower natural gas price location differentials that reduced contracted transportation capacity on Midwestern Gas Transmission and reduced interruptible transportation volumes across several of its pipelines; and a $5.0 million decrease from lower realized prices on its retained fuel position.

Operating costs were $29.5 million in the fourth quarter 2011, compared with $25.3 million in the same period last year.  Full-year 2011 operating costs were $108.6 million, compared with $96.5 million in 2010.  The increase in operating costs for both the three-month and full-year 2011 periods were due primarily to higher labor and employee-related costs associated with incentive and benefit plans, which includes equity-based compensation costs, and higher property taxes.

Equity earnings from investments were $19.4 million in the fourth quarter 2011, compared with $19.9 million in the same period in 2010. Full-year 2011 equity earnings from investments were $76.9 million, compared with $68.8 million in 2010.  The full-year 2011 increase was due to higher contracted capacity on Northern Border Pipeline due to wider natural gas price differentials between the markets it serves.  Substantially all of Northern Border Pipeline’s long-haul capacity is contracted through March 2013.

Key Statistics: More detailed information is listed on page 20 of the tables.

•
Natural gas transportation capacity contracted totaled 5,433 thousand dekatherms per day in the fourth quarter 2011, down 3 percent compared with the same period last year due primarily to lower contracted capacity on Midwestern Gas Transmission resulting from narrower natural gas price location differentials; and up 6 percent compared with the third quarter 2011;

•	Natural gas transportation capacity subscribed was 84 percent in the fourth quarter 2011 compared with 87 percent in the same period last year; and up from 79 percent in the third quarter 2011; and
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ONEOK Partners Announces Higher Fourth-quarter and Full-year 2011 Financial Results;
Increases 2012 Earnings Guidance

February 20, 2012

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The average natural gas price in the Mid-Continent region was $3.20 per MMBtu in the fourth quarter 2011, down 12 percent compared with the same period last year; and down 20 percent compared with the third quarter 2011.

Natural Gas Liquids Segment

The natural gas liquids segment reported fourth-quarter 2011 operating income of $245.1 million, compared with $80.4 million for the fourth quarter 2010.

Fourth-quarter 2011 results reflect:

•
A $156.3 million increase in optimization and marketing margins primarily due to favorable NGL price differentials and increased NGL fractionation and transportation capacity available for optimization activities between the Mid-Continent and Gulf-Coast markets;

•	A $13.6 million increase in isomerization margins from wider price differentials between normal butane and iso-butane, and higher isomerization volumes;
•	A $3.2 million increase due to higher storage margins as a result of favorable contract renegotiations; and
•	A $2.9 million increase from higher NGL volumes gathered and fractionated, and favorable contract renegotiations associated with its exchange-services activities.

Operating costs were $57.8 million in the fourth quarter 2011, compared with $47.8 million in the fourth quarter 2010 due primarily to higher labor and employee-related costs associated with incentive and benefit plans, which includes equity-based compensation costs; and higher expenses for materials and outside services associated with scheduled maintenance at its fractionation and pipeline facilities.

Operating income for the full-year 2011 was $628.6 million, compared with $272.3 million in 2010.

Full-year 2011 results reflect:

•
A $363.6 million increase in optimization and marketing margins primarily due to favorable NGL price differentials and increased NGL fractionation and transportation capacity available for optimization activities between the Mid-Continent and Gulf-Coast markets;

•	A $32.5 million increase from higher NGL volumes gathered and fractionated, and favorable contract renegotiations associated with its exchange-services activities;
•	A $26.4 million increase in isomerization margins from wider price differentials between normal butane and iso-butane, and higher isomerization volumes; and
•	A $12.4 million increase due to higher storage margins as a result of favorable contract renegotiations.
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ONEOK Partners Announces Higher Fourth-quarter and Full-year 2011 Financial Results;
Increases 2012 Earnings Guidance

February 20, 2012

These 2011 increases were offset partially by a $42.8-million decrease, compared with 2010, resulting from the deconsolidation of Overland Pass Pipeline in September 2010 and a $16.3-million gain on the sale of a 49-percent ownership interest in Overland Pass Pipeline Company recorded in the third quarter 2010.

Full-year 2011 operating costs were $198.9 million, compared with $173.9 million in 2010.  This increase was due primarily to higher labor and employee-related costs associated with incentive and benefit plans, which includes equity-based compensation costs; higher expenses for materials and outside services associated with scheduled maintenance at its fractionation, pipeline and storage facilities; and higher property taxes.  These increases were offset partially by the deconsolidation of Overland Pass Pipeline in September 2010.

Equity earnings from investments were $5.5 million in the fourth quarter 2011, compared with $4.0 million in the same period in 2010.  Full-year 2011 equity earnings from investments were $19.9 million, compared with $5.6 million in the same period last year.  The full-year increase was due to the deconsolidation of Overland Pass Pipeline in September 2010.

Key Statistics: More detailed information is listed on page 20 of the tables.

•
NGLs fractionated totaled 583 thousand barrels per day (MBbl/d) in the fourth quarter 2011, up 10 percent compared with the same period last year due primarily to increased throughput through existing supply connections in Texas and the Mid-Continent and Rocky Mountain regions, and new supply connections in the Mid-Continent and Rocky Mountain regions; and up 10 percent compared with the third quarter 2011;

•
NGLs transported on gathering lines totaled 473 MBbl/d in the fourth quarter 2011, up 17 percent compared with the same period last year, due primarily to increased production through existing supply connections in Texas and the Mid-Continent and Rocky Mountain regions, and new supply connections in the Mid-Continent and Rocky Mountain regions; and up 7 percent compared with the third quarter 2011;

•
NGLs transported on distribution lines totaled 512 MBbl/d in the fourth quarter 2011, up 10 percent compared with the same period last year; and up 12 percent compared with the third quarter 2011 due primarily to increased volumes transported to Midwest markets on the North System pipeline and the completion of the Sterling I pipeline expansion project in the fourth quarter of 2011; and

•
The Conway-to-Mont Belvieu average price differential for ethane, based on Oil Price Information Service (OPIS) pricing, was 49 cents per gallon in the fourth quarter 2011, compared with 8 cents per gallon in the same period last year; and 27 cents per gallon in the third quarter 2011.

GROWTH ACTIVITIES:

During 2010 and in 2011, the partnership announced approximately $2.7 billion to $3.3 billion in growth projects, including:

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ONEOK Partners Announces Higher Fourth-quarter and Full-year 2011 Financial Results;
Increases 2012 Earnings Guidance

February 20, 2012

•	Approximately $910 million to $1.2 billion for natural gas liquids projects including:
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The construction of a 570-plus-mile, 16-inch NGL pipeline, the Sterling III Pipeline, expected to cost approximately $610 million to $810 million and be completed in late 2013, to transport either unfractionated NGLs or NGL-purity products from the Mid-Continent region to the Texas Gulf Coast with the initial capacity of 193,000 barrels per day (bpd) and the ability to expand to 250,000 bpd;

-	The reconfiguration of its existing Sterling I and II NGL distribution pipelines to transport either unfractionated NGLs or NGL-purity products; and
-	The construction of a new 75,000 bpd natural gas liquids fractionator, MB-2, at Mont Belvieu, Texas, that is expected to cost approximately $300 million to $390 million and be completed in mid-2013;

•
Approximately $350 million to $415 million for the Garden Creek plant, a new 100-million-cubic-feet-per-day (MMcf/d) natural gas processing facility in the Bakken Shale in the Williston Basin in North Dakota, that was placed in service at the end of 2011, and related expansions; and for new well connections, expansions and upgrades to the existing natural gas gathering system infrastructure;

•
Approximately $300 million to $355 million to construct the Stateline I plant, a new 100-MMcf/d natural gas processing facility in the Bakken Shale in the Williston Basin in North Dakota, which is expected to be in service in the third quarter of 2012, and related NGL infrastructure; expansions and upgrades to the existing gathering and compression infrastructure; and new well connections;

•
Approximately $260 million to $305 million to construct the Stateline II plant, a new 100-MMcf/d natural gas processing facility in the Bakken Shale in the Williston Basin in North Dakota, which is expected to be in service in the first half of 2013; expansions and upgrades to the existing gathering and compression infrastructure; and new well connections;

•	Approximately $595 million to $730 million of natural gas liquids projects that have 100 percent of the available capacity committed and include:
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The construction of a 525- to 615-mile NGL pipeline to transport unfractionated NGLs produced from the Bakken Shale in the Williston Basin to the Overland Pass Pipeline, a 760-mile NGL pipeline extending from southern Wyoming to Conway, Kan., which is expected to be in service during the first half of 2013, with the initial capacity of 60,000 bpd and can be expanded to 110,000 bpd with additional pump stations;

-	A 60,000-bpd capacity expansion on the 50-percent-owned Overland Pass Pipeline to transport the additional unfractionated NGL volumes from the new Bakken Pipeline; and
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ONEOK Partners Announces Higher Fourth-quarter and Full-year 2011 Financial Results;
Increases 2012 Earnings Guidance

February 20, 2012

-	A 60,000-bpd expansion of the partnership’s fractionation capacity at Bushton, Kan., which is expected to be in service during the fourth quarter of 2012, to accommodate the additional NGL volumes;

•
Approximately $180 million to $240 million to construct more than 230 miles of 10- and 12-inch diameter NGL pipelines that will expand the partnership's existing Mid-Continent NGL gathering system in the Cana-Woodford and Granite Wash areas, which, when completed, is expected to add approximately 75,000 to 80,000 bpd of raw, unfractionated NGLs to the partnership's existing NGL gathering systems in the Mid-Continent and the Arbuckle Pipeline. These investments are expected to be completed early in the second quarter of 2012 and will connect three new third-party natural gas processing facilities with total expected capacity of 510 MMcf/d and three existing third-party natural gas processing facilities that are being expanded; and include the installation of additional pump stations on the Arbuckle Pipeline to increase its capacity to 240,000 bpd; and

•
The partnership completed at the end of 2011 the installation of seven additional pump stations along the existing Sterling I NGL distribution pipeline, estimated at approximately $30 million; the additional pump stations increased its capacity by 15,000 bpd.

2012 EARNINGS GUIDANCE INCREASED

ONEOK Partners increased its 2012 net income guidance to the range of $810 million to $870 million, compared with its previous range of $740 million to $800 million, provided Sept. 26, 2011.  The updated guidance reflects higher anticipated earnings in the partnership's natural gas liquids segment offset partially by lower expected earnings in the natural gas gathering and processing segment.

Estimates for the partnership’s 2012 DCF were increased to the range of $925 million to $985 million, compared with its previous range of $845 million to $915 million.

The midpoint for ONEOK Partners’ 2012 EBITDA increased to approximately $1.25 billion, compared with its previous guidance of $1.17 billion.

The midpoint for ONEOK Partners’ 2012 operating income increased to $910 million, compared with its previous guidance of $833 million.

Additional information is available in the guidance tables on the ONEOK Partners website.
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ONEOK Partners Announces Higher Fourth-quarter and Full-year 2011 Financial Results;
Increases 2012 Earnings Guidance

February 20, 2012

The midpoint of the natural gas gathering and processing segment’s 2012 operating income guidance is $247 million, compared with its previous guidance of $297 million, reflecting lower commodity price assumptions.

The average unhedged prices assumed for 2012 are $97.75 per barrel for New York Mercantile Exchange (NYMEX) crude oil, $3.30 per MMBtu for NYMEX natural gas and $1.20 per gallon for composite natural gas liquids.  Previous guidance released on Sept. 26, 2011, assumed $99.30 per barrel for NYMEX crude oil, $4.71 per MMBtu for NYMEX natural gas and $1.42 per gallon for composite natural gas liquids.

For 2012, financial hedges are in place on approximately 73 percent of the segment's expected equity natural gas production at an average price of $4.13 per million British thermal units (MMBtu); 72 percent of its expected equity natural gas liquids production at an average price of $1.24 per gallon; and 73 percent of its expected equity condensate production at an average price of $2.43 per gallon.

For 2012, the partnership estimates that in its natural gas gathering and processing segment, a 1 cent per gallon change in the composite price of NGLs would change annual net margin by approximately $1.7 million. A $1.00 per barrel change in the price of crude oil would change annual net margin by approximately $1.3 million. Also, a 10 cent per MMBtu change in the price of natural gas would change annual net margin by approximately $2.2 million. All of these sensitivities exclude the effects of hedging and assume normal operating conditions.

The midpoint of the natural gas pipelines segment’s 2012 operating income guidance is $135 million, compared with its previous guidance of $141 million. These lower expected earnings are due primarily to lower natural gas price assumptions on its retained fuel position. 2012 guidance assumes that approximately 81 percent of transportation capacity and 100 percent of natural gas storage capacity will be contracted for 2012.

The midpoint of the natural gas liquids segment's 2012 operating income guidance has been increased to $528 million, compared with its previous guidance of $395 million. Updated guidance reflects more favorable NGL price differentials.

For 2012, the Conway-to-Mont Belvieu OPIS average ethane price differential is expected to be 32 cents, compared with its previous guidance of 12 cents provided on Sept. 26, 2011.

Capital expenditures for 2012 are expected to be approximately $2.0 billion, comprised of approximately $1.9 billion in growth capital and $109 million in maintenance capital.

2012 earnings guidance includes a projected 2.5-cent-per-quarter increase in unitholder distributions, higher than the 2-cent-per-quarter increase in guidance provided in September
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ONEOK Partners Announces Higher Fourth-quarter and Full-year 2011 Financial Results;
Increases 2012 Earnings Guidance

February 20, 2012

2011.  Actual unitholder distribution declarations are subject to ONEOK Partners board approval.

EARNINGS CONFERENCE CALL AND WEBCAST:

ONEOK Partners and ONEOK management will conduct a joint conference call on Tuesday, Feb. 21, 2012, at 11 a.m. Eastern Standard Time (10 a.m. Central Standard Time).  The call will also be carried live on ONEOK Partners’ and ONEOK’s websites.

To participate in the telephone conference call, dial 888-857-6931, pass code 7074825, or log on to www.oneokpartners.com or www.oneok.com.

If you are unable to participate in the conference call or the webcast, the replay will be available on ONEOK Partners’ website, www.oneokpartners.com, and ONEOK’s website, www.oneok.com, for 30 days.  A recording will be available by phone for seven days.  The playback call may be accessed at 888-203-1112 pass code 7074825.

LINK TO EARNINGS TABLES:

http://www.oneokpartners.com/Investor/FinancialInformation/~/media/ONEOKPartners/EarningsTables/OKS_Q4_2011_Earnings_19Zxug3.ashx

NON-GAAP (GENERALLY ACCEPTED ACCOUNTING PRINCIPLES) FINANCIAL MEASURES

ONEOK Partners has disclosed in this news release anticipated EBITDA and DCF levels that are non-GAAP financial measures.  EBITDA and DCF are used as measures of the partnership’s financial performance.  EBITDA is defined as net income adjusted for interest expense, depreciation and amortization, income taxes and allowance for equity funds used during construction.  DCF is defined as EBITDA, computed as described above, less interest expense, maintenance capital expenditures and equity earnings from investments, adjusted for distributions received and certain other items.

The partnership believes the non-GAAP financial measures described above are useful to investors because these measurements are used by many companies in its industry as a measurement of financial performance and are commonly employed by financial analysts and others to evaluate the financial performance of the partnership and to compare the financial performance of the partnership with the performance of other publicly traded partnerships within its industry.

EBITDA and DCF should not be considered alternatives to net income, earnings per unit or any other measure of financial performance presented in accordance with GAAP.
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ONEOK Partners Announces Higher Fourth-quarter and Full-year 2011 Financial Results;
Increases 2012 Earnings Guidance

February 20, 2012

These non-GAAP financial measures exclude some, but not all, items that affect net income. Additionally, these calculations may not be comparable with similarly titled measures of other companies.  Furthermore, these non-GAAP measures should not be viewed as indicative of the actual amount of cash that is available for distributions or that is planned to be distributed for a given period nor do they equate to available cash as defined in the partnership agreement.

ONEOK Partners, L.P. (NYSE: OKS) is one of the largest publicly traded master limited partnerships, and is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation’s premier natural gas liquids (NGL) systems, connecting NGL supply in the Mid-Continent and Rocky Mountain regions with key market centers.  Its general partner is a wholly owned subsidiary of ONEOK, Inc. (NYSE: OKE), a diversified energy company, which owns 42.8 percent of the overall partnership interest.  ONEOK is one of the largest natural gas distributors in the United States, and its energy services operation focuses primarily on marketing natural gas and related services throughout the U.S.

For more information, visit the website at www.oneokpartners.com.

For the latest news about ONEOK Partners, follow us on Twitter @ONEOKPartners.

Some of the statements contained and incorporated in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act, as amended, and Section 21E of the Exchange Act, as amended.  The forward-looking statements relate to our anticipated financial performance, liquidity, management’s plans and objectives for our future operations, our business prospects, the outcome of regulatory and legal proceedings, market conditions and other matters.  We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995.  The following discussion is intended to identify important factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Forward-looking statements include the items identified in the preceding paragraph, the information concerning possible or assumed future results of our operations and other statements contained or incorporated in this news release identified by words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “should,” “goal,” “forecast,” “guidance,” “could,” “may,” “continue,” “might,” “potential,” “scheduled” and other words and terms of similar meaning.

One should not place undue reliance on forward-looking statements, which are applicable only as of the date of this news release.  Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements.  Those factors may affect our operations, markets, products, services and prices.  In addition to any assumptions and other factors referred to specifically in connection with the forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statement include, among others, the following:

•	the effects of weather and other natural phenomena, including climate change, on our operations, demand for our services and energy prices;
•
competition from other United States and foreign energy suppliers and transporters, as well as alternative forms of energy, including, but not limited to, solar power, wind power, geothermal energy and biofuels such as ethanol and biodiesel;

•	the capital intensive nature of our businesses;
•	the profitability of assets or businesses acquired or constructed by us;
•	our ability to make cost-saving changes in operations;
•	risks of marketing, trading and hedging activities, including the risks of changes in energy prices or the financial condition of our counterparties;
•	the uncertainty of estimates, including accruals and costs of environmental remediation;
•	the timing and extent of changes in energy commodity prices;
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ONEOK Partners Announces Higher Fourth-quarter and Full-year 2011 Financial Results;
Increases 2012 Earnings Guidance

February 20, 2012

•
the effects of changes in governmental policies and regulatory actions, including changes with respect to income and other taxes, pipeline safety, environmental compliance, climate change initiatives and authorized rates of recovery of natural gas and natural gas transportation costs;

•
the impact on drilling and production by factors beyond our control, including the demand for natural gas and crude oil; producers’ desire and ability to obtain necessary permits; reserve performance; and capacity constraints on the pipelines that transport crude oil, natural gas and NGLs from producing areas and our facilities;

•	difficulties or delays experienced by trucks or pipelines in delivering products to or from our terminals or pipelines;
•	changes in demand for the use of natural gas because of market conditions caused by concerns about global warming;
•	conflicts of interest between us, our general partner, ONEOK Partners GP, and related parties of ONEOK Partners GP;
•	the impact of unforeseen changes in interest rates, equity markets, inflation rates, economic recession and other external factors over which we have no control;
•
our indebtedness could make us vulnerable to general adverse economic and industry conditions, limit our ability to borrow additional funds and/or place us at competitive disadvantages compared with our competitors that have less debt or have other adverse consequences;

•	actions by rating agencies concerning the credit ratings of us or the parent of our general partner;
•
the results of administrative proceedings and litigation, regulatory actions, rule changes and receipt of expected clearances involving the Oklahoma Corporation Commission (OCC), Kansas Corporation Commission (KCC), Texas regulatory authorities or any other local, state or federal regulatory body, including the Federal Energy Regulatory Commission (FERC), the National Transportation Safety Board (NTSB), the Pipeline and Hazardous Materials Safety Administration (PHMSA), the Environmental Protection Agency (EPA) and the Commodity Futures Trading Commission (CFTC);

•	our ability to access capital at competitive rates or on terms acceptable to us;
•	risks associated with adequate supply to our gathering, processing, fractionation and pipeline facilities, including production declines that outpace new drilling;
•	the risk that material weaknesses or significant deficiencies in our internal control over financial reporting could emerge or that minor problems could become significant;
•	the impact and outcome of pending and future litigation;
•	the ability to market pipeline capacity on favorable terms, including the effects of:
- future demand for and prices of natural gas and NGLs;
- competitive conditions in the overall energy market;
- availability of supplies of Canadian and United States natural gas; and
- availability of additional storage capacity;
•	performance of contractual obligations by our customers, service providers, contractors and shippers;
•	the timely receipt of approval by applicable governmental entities for construction and operation of our pipeline and other projects and required regulatory clearances;
•
our ability to acquire all necessary permits, consents and other approvals in a timely manner, to promptly obtain all necessary materials and supplies required for construction, and to construct gathering, processing, storage, fractionation and transportation facilities without labor or contractor problems;

•	the mechanical integrity of facilities operated;
•	demand for our services in the proximity of our facilities;
•	our ability to control operating costs;
•	acts of nature, sabotage, terrorism or other similar acts that cause damage to our facilities or our suppliers’ or shippers’ facilities;
•	economic climate and growth in the geographic areas in which we do business;
•	the risk of a prolonged slowdown in growth or decline in the United States or international economies, including liquidity risks in United States or foreign credit markets;
•	the impact of recently issued and future accounting updates and other changes in accounting policies;
•	the possibility of future terrorist attacks or the possibility or occurrence of an outbreak of, or changes in, hostilities or changes in the political conditions in the Middle East and elsewhere;
•	the risk of increased costs for insurance premiums, security or other items as a consequence of terrorist attacks;
•
risks associated with pending or possible acquisitions and dispositions, including our ability to finance or integrate any such acquisitions and any regulatory delay or conditions imposed by regulatory bodies in connection with any such acquisitions and dispositions;

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ONEOK Partners Announces Higher Fourth-quarter and Full-year 2011 Financial Results;
Increases 2012 Earnings Guidance

February 20, 2012

•	the impact of uncontracted capacity in our assets being greater or less than expected;
•	the ability to recover operating costs and amounts equivalent to income taxes, costs of property, plant and equipment and regulatory assets in our state and FERC-regulated rates;
•	the composition and quality of the natural gas and NGLs we gather and process in our plants and transport on our pipelines;
•	the efficiency of our plants in processing natural gas and extracting and fractionating NGLs;
•	the impact of potential impairment charges;
•	the risk inherent in the use of information systems in our respective businesses, implementation of new software and hardware, and the impact on the timeliness of information for financial reporting;
•	our ability to control construction costs and completion schedules of our pipelines and other projects; and
•	the risk factors listed in the reports we have filed and may file with the Securities and Exchange Commission (SEC), which are incorporated by reference.

These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements.  Other factors could also have material adverse effects on our future results.  These and other risks are described in greater detail in Part I, Item 1A, Risk Factors, in the Annual Report.  All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors.  Other than as required under securities laws, we undertake no obligation to update publicly any forward-looking statement whether as a result of new information, subsequent events or change in circumstances, expectations or otherwise.
###
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ONEOK Partners Announces Higher Fourth-quarter and Full-year 2011 Financial Results;
Increases 2012 Earnings Guidance

February 20, 2012

ONEOK Partners, L.P. and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME
	Three Months Ended		Years Ended
	December 31,		December 31,
(Unaudited)	2011	2010	2011	2010
	(Thousands of dollars, except per unit amounts)

Revenues	$3,135,202	$2,346,629	$11,322,607	$8,675,900
Cost of sales and fuel	2,640,922	2,037,068	9,745,227	7,531,047
Net margin	494,280	309,561	1,577,380	1,144,853
Operating expenses
Operations and maintenance	123,142	100,270	414,488	363,482
Depreciation and amortization	45,884	42,028	177,549	173,708
General taxes	7,592	11,143	44,876	39,994
Total operating expenses	176,618	153,441	636,913	577,184
Gain (loss) on sale of assets	(172)	3,551	(963)	18,632
Operating income	317,490	159,671	939,504	586,301
Equity earnings from investments	33,581	30,698	127,246	101,880
Allowance for equity funds used during construction	710	270	2,335	1,018
Other income	3,249	3,727	1,060	6,009
Other expense	(447)	(1,170)	(3,547)	(2,511)
Interest expense	(52,511)	(47,694)	(223,137)	(204,307)
Income before income taxes	302,072	145,502	843,461	488,390
Income taxes	(3,316)	(3,060)	(12,569)	(15,082)
Net income	298,756	142,442	830,892	473,308
Less: Net income attributable to noncontrolling interests	157	160	573	606
Net income attributable to ONEOK Partners, L.P.	$298,599	$142,282	$830,319	$472,702

Limited partners' interest in net income:
Net income attributable to ONEOK Partners, L.P.	$298,599	$142,282	$830,319	$472,702
General partner's interest in net income	(42,444)	(31,491)	(147,820)	(118,165)
Limited partners' interest in net income	$256,155	$110,791	$682,499	$354,537

Limited partners' net income per unit, basic and diluted	$1.26	$0.54	$3.35	$1.75

Number of units used in computation (thousands)	203,816	203,816	203,816	202,738

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ONEOK Partners Announces Higher Fourth-quarter and Full-year 2011 Financial Results;
Increases 2012 Earnings Guidance

February 20, 2012

ONEOK Partners, L.P. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
	December 31,	December 31,
(Unaudited)	2011	2010
Assets	(Thousands of dollars)
Current assets
Cash and cash equivalents	$35,091	$898
Accounts receivable, net	922,237	815,141
Affiliate receivables	4,132	5,161
Gas and natural gas liquids in storage	202,186	317,159
Commodity imbalances	62,884	92,353
Other current assets	79,343	48,060
Total current assets	1,305,873	1,278,772

Property, plant and equipment
Property, plant and equipment	6,963,652	5,857,000
Accumulated depreciation and amortization	1,259,697	1,099,548
Net property, plant and equipment	5,703,955	4,757,452

Investments and other assets
Investments in unconsolidated affiliates	1,223,398	1,188,124
Goodwill and intangible assets	653,537	661,204
Other assets	59,913	34,548
Total investments and other assets	1,936,848	1,883,876
Total assets	$8,946,676	$7,920,100

Liabilities and equity
Current liabilities
Current maturities of long-term debt	$361,062	$236,931
Notes payable	-	429,855
Accounts payable	1,049,284	852,330
Affiliate payables	41,096	29,765
Commodity imbalances	202,542	291,110
Other current liabilities	234,645	134,151
Total current liabilities	1,888,629	1,974,142

Long-term debt, excluding current maturities	3,515,566	2,581,572

Deferred credits and other liabilities	95,969	87,393

Commitments and contingencies

Equity
ONEOK Partners, L.P. partners’ equity:
General partner	106,936	94,691
Common units: 130,827,354 units issued and outstanding at December 31, 2011 and December 31, 2010	1,959,437	1,825,521
Class B units: 72,988,252 units issued and outstanding at December 31, 2011 and December 31, 2010	1,426,115	1,345,322
Accumulated other comprehensive income (loss)	(51,088)	6,283
Total ONEOK Partners, L.P. partners' equity	3,441,400	3,271,817

Noncontrolling interests in consolidated subsidiaries	5,112	5,176

Total equity	3,446,512	3,276,993
Total liabilities and equity	$8,946,676	$7,920,100

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ONEOK Partners Announces Higher Fourth-quarter and Full-year 2011 Financial Results;
Increases 2012 Earnings Guidance

February 20, 2012

ONEOK Partners, L.P. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
	Years Ended December 31,
(Unaudited)	2011	2010
	(Thousands of dollars)
Operating Activities
Net income	$830,892	$473,308
Depreciation and amortization	177,549	173,708
Allowance for equity funds used during construction	(2,335)	(1,018)
Loss (gain) on sale of assets	963	(18,632)
Deferred income taxes	4,417	10,824
Equity earnings from investments	(127,246)	(101,880)
Distributions received from unconsolidated affiliates	132,741	96,958
Changes in assets and liabilities:
Accounts receivable	(107,096)	(196,293)
Affiliate receivables	1,029	27,236
Gas and natural gas liquids in storage	114,973	(100,167)
Accounts payable	161,323	138,900
Affiliate payables	11,331	7,899
Commodity imbalances, net	(59,099)	(5,754)
Other assets and liabilities	(9,707)	(9,885)
Cash provided by operating activities	1,129,735	495,204

Investing Activities
Capital expenditures (less allowance for equity funds used during construction)	(1,063,383)	(352,714)
Contributions to unconsolidated affiliates	(64,491)	(1,331)
Distributions received from unconsolidated affiliates	23,644	17,847
Proceeds from sale of assets	1,093	428,485
Cash provided by (used in) investing activities	(1,103,137)	92,287

Financing Activities
Cash distributions:
General and limited partners	(609,446)	(563,184)
Noncontrolling interests	(637)	(1,005)
Borrowing (repayment) of notes payable, net	(429,855)	(93,145)
Issuance of long-term debt, net of discounts	1,295,450	-
Long-term debt financing costs	(10,986)	-
Repayment of long-term debt	(236,931)	(261,931)
Issuance of common units, net of discounts	-	322,701
Contribution from general partner	-	6,820
Cash provided by (used in) financing activities	7,595	(589,744)
Change in cash and cash equivalents	34,193	(2,253)
Cash and cash equivalents at beginning of period	898	3,151
Cash and cash equivalents at end of period	$35,091	$898
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ONEOK Partners Announces Higher Fourth-quarter and Full-year 2011 Financial Results;
Increases 2012 Earnings Guidance

February 20, 2012

ONEOK Partners, L.P. and Subsidiaries
INFORMATION AT A GLANCE

	Three Months Ended		Years Ended
	December 31,		December 31,
(Unaudited)	2011	2010	2011	2010
	(Millions of dollars, except as noted)
Natural Gas Gathering and Processing
Net margin	$104.7	$93.5	$402.9	$351.4
Operating costs	$44.1	$38.3	$153.7	$136.8
Depreciation and amortization	$18.1	$15.8	$68.3	$60.7
Operating income	$42.3	$39.5	$180.6	$153.6
Equity earnings from investments	$8.6	$6.8	$30.5	$27.5
Natural gas gathered (BBtu/d) (a)	1,057	1,042	1,030	1,067
Natural gas processed (BBtu/d) (a) (b)	758	673	713	674
NGL sales (MBbl/d)(a)	51	46	48	44
Residue gas sales (BBtu/d)(a)	345	285	317	286
Realized composite NGL net sales price ($/gallon) (a) (c)	$1.06	$1.01	$1.08	$0.94
Realized condensate net sales price ($/Bbl) (a) (c)	$85.39	$64.34	$82.56	$63.81
Realized residue gas net sales price ($/MMBtu) (a) (c)	$5.08	$6.01	$5.47	$5.58
Realized gross processing spread ($/MMBtu) (a) (c)	$7.79	$7.71	$8.17	$6.41
Capital expenditures - growth	$212.1	$93.0	$599.0	$198.4
Capital expenditures - maintenance	$7.5	$4.7	$24.7	$17.6
(a) - Includes volumes for consolidated entities only.
(b) - Includes volumes processed at company-owned and third-party facilities.
(c) - Presented net of the impact of hedging activities and includes equity volumes only.

Natural Gas Pipelines
Net margin	$70.5	$73.8	$284.4	$300.2
Operating costs	$29.5	$25.3	$108.6	$96.5
Depreciation and amortization	$11.5	$11.0	$45.4	$44.1
Operating income	$29.5	$40.9	$130.1	$163.0
Equity earnings from investments	$19.4	$19.9	$76.9	$68.8
Natural gas transportation capacity contracted (MDth/d) (a)	5,433	5,621	5,373	5,616
Transportation capacity subscribed (a)	84%	87%	83%	87%
Average natural gas price Mid-Continent region ($/MMBtu) (a)	$3.20	$3.62	$3.88	$4.17
Capital expenditures - growth	$1.6	$1.4	$9.2	$6.1
Capital expenditures - maintenance	$11.0	$7.8	$28.6	$21.5
(a) - Includes volumes for consolidated entities only.

Natural Gas Liquids
Net margin	$319.2	$143.3	$891.8	$499.6
Operating costs	$57.8	$47.8	$198.9	$173.9
Depreciation and amortization	$16.3	$15.2	$63.9	$68.9
Operating income	$245.1	$80.4	$628.6	$272.3
Equity earnings from investments	$5.5	$4.0	$19.9	$5.6
NGL sales (MBbl/d)	543	499	497	457
NGLs fractionated (MBbl/d) (a)	583	530	537	512
NGLs transported-gathering lines (MBbl/d) (b) (c)	473	403	436	440
NGLs transported-distribution lines (MBbl/d) (b)	512	467	473	468
Conway-to-Mont Belvieu OPIS average price differential
Ethane ($/gallon)	$0.49	$0.08	$0.28	$0.10
Capital expenditures - growth	$145.8	$35.1	$361.2	$85.7
Capital expenditures - maintenance	$22.8	$7.5	$40.1	$22.2
(a) - Includes volumes fractionated at company-owned and third-party facilities.
(b) - Includes volumes for consolidated entities only.
(c) - Year end 2010 volume information includes 62 MBbl/d related to Overland Pass Pipeline Company, which was deconsolidated in September 2010.
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ONEOK Partners Announces Higher Fourth-quarter and Full-year 2011 Financial Results;
Increases 2012 Earnings Guidance

February 20, 2012

ONEOK Partners, L.P. and Subsidiaries
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(Unaudited)	2011	2010	2011	2010
	(Thousands of dollars, except per unit amounts)

Reconciliation of Net Income to EBITDA and Distributable Cash Flow
Net income	$298,756	$142,442	$830,892	$473,308
Interest expense	52,511	47,694	223,137	204,307
Depreciation and amortization	45,884	42,028	177,549	173,708
Income taxes	3,316	3,060	12,569	15,082
Allowance for equity funds used during construction and other	(710)	(270)	(2,335)	(1,018)
EBITDA	399,757	234,954	1,241,812	865,387
Interest expense	(52,511)	(47,694)	(223,137)	(204,307)
Maintenance capital	(41,408)	(20,369)	(93,951)	(62,530)
Equity earnings from investments	(33,581)	(30,698)	(127,246)	(101,880)
Distributions received from unconsolidated affiliates	53,076	35,574	156,385	114,805
Other	(4,021)	(2,001)	(7,827)	(23,895)
Distributable cash flow	$321,312	$169,766	$946,036	$587,580

Distributions to general partner	(39,753)	(31,601)	(143,727)	(120,288)
Distributable cash flow to limited partners	$281,559	$138,165	$802,309	$467,292

Distributions declared per limited partner unit	$0.610	$0.570	$2.365	$2.250
Coverage ratio	2.26	1.19	1.66	1.02

Number of units used in computation (thousands)	203,816	203,816	203,816	202,738
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ONEOK Partners Announces Higher Fourth-quarter and Full-year 2011 Financial Results;
Increases 2012 Earnings Guidance

February 20, 2012

ONEOK Partners, L.P. and Subsidiaries				Exhibit A
EARNINGS GUIDANCE*

	Updated	Previous
	2012	2012		2011
	Guidance	Guidance	Change	Actual
(Millions of dollars)

Operating income
Natural Gas Gathering and Processing	$247	$297	$(50)	$181
Natural Gas Pipelines	135	141	(6)	130
Natural Gas Liquids	528	395	133	629
Operating income	910	833	77	940
Equity earnings from investments	127	127	-	127
Other income (expense)	21	27	(6)	-
Interest expense	(205)	(203)	(2)	(223)
Income before income taxes	853	784	69	844
Income taxes	(13)	(13)	-	(13)
Net income	840	771	69	831
Less: Net income attributable to noncontrolling interests	-	-	-	1
Net income attributable to ONEOK Partners, L.P.	$840	$771	$69	$830

Capital expenditures
Natural Gas Gathering and Processing	$719	$656	$63	$624
Natural Gas Pipelines	53	117	(64)	38
Natural Gas Liquids	1,197	1,109	88	401
Total capital expenditures	$1,969	$1,882	$87	$1,063

Growth	$1,860	$1,773	$87	$969
Maintenance	109	109	-	94
Total capital expenditures	$1,969	$1,882	$87	$1,063

*Amounts shown are midpoints of ranges provided.
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ONEOK Partners Announces Higher Fourth-quarter and Full-year 2011 Financial Results;
Increases 2012 Earnings Guidance

February 20, 2012

ONEOK Partners, L.P. and Subsidiaries				Exhibit B
EARNINGS GUIDANCE*

	Updated	Previous
	2012	2012		2011
	Guidance	Guidance	Change	Actual
(Millions of dollars)

Reconciliation of Net Income to EBITDA and Distributable Cash Flow
Net income	$840	$771	$69	$831
Interest expense	205	203	2	223
Depreciation and amortization	214	214	-	178
Income taxes	13	13	-	13
Allowance for equity funds used during construction and other	(23)	(29)	6	(3)
EBITDA	$1,249	$1,172	$77	$1,242
Interest expense	(205)	(203)	(2)	(223)
Maintenance capital	(109)	(109)	-	(94)
Equity earnings from investments	(127)	(127)	-	(127)
Distributions received from unconsolidated affiliates	152	152	-	156
Other	(5)	(5)	-	(8)
Distributable cash flow	$955	$880	$75	$946

*Amounts shown are midpoints of ranges provided.